UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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HOUSTON WIRE & CABLE COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2019

To Our Stockholders:

The 2019 annual meeting of stockholders of Houston Wire & Cable Company will be held at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029 on Tuesday May 7, 2019, at 8:30 a.m., Central Time.  The annual meeting of stockholders is being held for the following purposes:

1.  To elect seven directors to serve on the Board of Directors until the 2020 annual meeting of stockholders and until their successors have been elected and qualified (Proposal No. 1);

2.  To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 2);

3.  To approve the Company’s executive compensation on an advisory basis (Proposal No. 3); and

4.  To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 15, 2019 are entitled to vote at the meeting or at any postponement or adjournment thereof.

Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote in person, even if you have previously submitted a proxy.

By Order of the Board of Directors,

Christopher M. Micklas
Vice President, Chief Financial Officer, Treasurer and Secretary

March 27, 2019

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HOUSTON WIRE & CABLE COMPANY

10201 North Loop East

Houston, Texas 77029

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Houston Wire & Cable Company (the “Company,” “we” or “us”) for the 2019 annual meeting of stockholders that will be held at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029, on Tuesday, May 7, 2019, at 8:30 a.m., Central Time, and at any postponement or adjournment thereof. We are first mailing notice of availability of this proxy statement and the accompanying proxy card and 2018 annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2018) on or about March 27, 2019.

ABOUT THE MEETING

What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on at the 2019 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2019 annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting. The board has designated James L. Pokluda III and G. Gary Yetman as proxies, who will vote the shares represented by proxies solicited by the board at the annual meeting in accordance with the stockholders’ instructions.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	the election of seven directors, each to serve until the next annual meeting and until a successor is duly elected and qualified (Proposal No. 1);

•	the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 2);

•	the approval of our executive compensation on an advisory basis (Proposal No. 3); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 15, 2019, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting and any postponement or adjournment of the meeting. If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029, during normal business hours for a period of ten days before the annual meeting and at the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If this is the case, we have sent or provided the stockholder proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee (also known as held “in street name”), you are considered the “beneficial holder” of the shares, and your brokerage firm, bank or other nominee is the stockholder of record. If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

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Who can attend the meeting?

All stockholders of record as of March 15, 2019, or their duly appointed proxies, may attend the meeting. If you hold your shares in street name, you will need to bring a copy of a brokerage or other account statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 16,613,012 shares of our common stock were outstanding. Shares covered by proxies received will be considered present at the meeting for purposes of establishing a quorum.

How do I vote?

You may vote in person at the meeting or by proxy by any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

We recommend that you vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you vote by proxy, your shares will be voted as you direct on the proxy card, by telephone or via the internet. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person, even if you previously sent in a proxy card or voted by telephone or via the internet.

If your shares are held in street name, please refer to the information forwarded to you by your broker, bank or other holder of record to see what you must do in order to vote your shares. If you are a street name stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I give my proxy?

You can revoke your proxy, whether it was given by telephone, internet or mail, before it is voted by:

•	Delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy before or at the annual meeting and prior to voting;

•	Delivering a new proxy bearing a later date by telephone, via the internet or by submitting a duly executed proxy card; or

•	Voting in person at the annual meeting.

The last vote you submit chronologically (by any means) will supersede all prior votes.

The powers of the proxy holders with regard to your shares will be suspended if you attend the meeting in person and request to revoke a previously granted proxy, although attendance at the meeting will not, by itself, revoke a previously granted proxy.

How many votes are required for the proposals to pass?

Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Directors are elected by a plurality vote, meaning that the seven director nominees receiving the greatest numbers of votes will be elected. The approval of a majority of the votes present, in person or by proxy, at the annual meeting and entitled to vote is required to ratify the selection of our independent public accounting firm, and to approve, on an advisory basis, our executive compensation.

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How are abstentions and broker non-votes treated?

If a stockholder withholds authority to vote on the election of directors, it will have no effect on the vote. If a stockholder abstains from voting on any other proposal, it will have the same effect as a vote against that proposal.

Broker non-votes with respect to any proposal will have no effect on the outcome of the vote on that proposal. A “broker non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, validly submitted proxies will be voted “FOR” the election of all seven nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval of our executive compensation.

Will anyone contact me concerning this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board unanimously recommends that you vote:

•	“FOR” the election of each nominee for director (see page 8);

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm (see page 27); and

•	“FOR” the approval of the compensation of our named executive officers (see page 27); and

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes. A representative of Schiff Hardin LLP, the Company’s legal counsel, will be the inspector of elections.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock for each stockholder who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Nierenberg Investment Management Company, Inc. (1)
19605 NE 8th St.
Camas, WA 98607	1,651,135	9.94%

FMR LLC (2)
245 Summer Street
Boston, MA 02210	1,442,610	8.68%

Royce & Associates, LP (3)
745 Fifth Avenue
New York, NY 10151	1,208,781	7.28%

Dimensional Fund Advisors LP (4)
Building One 6300 Bee Cave Road
Austin, TX 78746	1,104,048	6.65%

(1)	As reported in an amendment to Statement on Schedule 13D filed with the SEC on behalf of Nierenberg Investment Management Company, Inc., on March 13, 2019. Nierenberg Investment Management Company, Inc. is deemed to be the beneficial owner of these shares on behalf of various investment companies registered under the Investment Company Act of 1940. Nierenberg Investment Management Company, Inc. had shared voting and shared dispositive power with respect to all 1,651,135 shares reported as beneficially owned.

(2)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of FMR LLC and Abigail P. Johnson, its chairman, on February 13, 2019. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. One of those investment companies, Fidelity Series Intrinsic Opportunities Fund, beneficially owned 1,348,500 shares, or 8.16%, of our common stock. Fidelity Management & Research Company had sole voting power with respect to 10,922 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 1,442,610 shares reported as beneficially owned.

(3)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Royce & Associates, LP on January 15, 2019. Royce & Associates, LP is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various accounts. Royce & Associates, LP had sole voting and sole dispositive power for all 1,208,781 shares reported as beneficially owned.

(4)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP on February 8, 2019. Dimensional Fund Advisors LP is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Dimensional Fund Advisors LP has sole voting power with respect to 1,052,007 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 1,104,048 shares reported as beneficially owned.

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The following table sets forth the beneficial ownership of shares of our common stock for (i) each of our directors and nominees, (ii) each of our executive officers named in the Summary Compensation Table on page 18 and (iii) all of our directors and executive officers as a group. Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and sole dispositive power. The information below is as of March 15, 2019, unless otherwise indicated.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned		Shares Under Options/Restricted Stock Units Exercisable/Vesting Within 60 Days (1)	Total Number of Shares	Percent of Class
Michael T. Campbell	17,044	(2)	54,737	71,781	*
Nicol G. Graham(3)	187,636		-	187,636	1.1%
Roy W. Haley	200,000		28,176	228,176	1.4%
Margaret S. Laird	-		-	-	-
Christopher M. Micklas	65,797	(4)	-	65,797	*
James L. Pokluda III	270,912	(5)	77,910	348,822	2.1%
Robert L. Reymond	-		6,667	6,667	*
Sandford W. Rothe	10,200	(6)	4,950	15,150	*
William H. Sheffield	20,000	(7)	59,331	79,331	*
G. Gary Yetman	7,851		31,608	39,459	*
All directors and executive officers as a group (9 persons)	779,440		263,379	1,042,819	6.2%

*	Less than 1%

(1)	Includes share units under the Nonemployee Directors’ Deferred Compensation Plan as follows: Mr. Haley – 12,680 shares; and Mr. Sheffield – 4,594 shares.

(2)	Owned by Mr. Campbell’s individual retirement account.

(3)	Mr. Graham served as Chief Financial Officer of the Company until his retirement in April 2018.

(4)	Includes 38,241 unvested restricted shares.

(5)	Includes 106,617 unvested restricted shares.

(6)	Owned by Mr. Rothe’s individual retirement account.

(7)	Mr. Sheffield has shared voting power and shared dispositive power with respect to 7,000 of these shares.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our amended and restated bylaws provide for each director to stand for election each year at our annual meeting and to serve until the next annual meeting and until a successor is duly elected and qualified.

At the recommendation of the Nominating and Corporate Governance Committee, the board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the annual meeting on May 7, 2019 and continuing until the 2020 annual meeting. The nominees include six independent directors, as defined in the Nasdaq Listing Rules, and the President and Chief Executive Officer of the Company. All of the nominees, other than Margaret S. Laird, currently serve as members of the Board of Directors. Ms. Laird has been nominated to replace Michael T. Campbell, who will retire from the board as of the 2019 annual meeting.

It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named below as the directors. Each nominee has consented to serve as a director if elected at this year’s annual meeting. In the event any nominee is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute. The board has no reason to believe that any nominee named below will be unable to serve if elected.

The nominees for election to the office of director, and certain information with respect to their backgrounds, are set forth below.

Nominees Standing for Election to the Board

Roy W. Haley, age 72. Director since 2017

Independent Director

Mr. Haley served as the Chairman of the Board of WESCO International, Inc. (“WESCO”) from 1998 until his retirement in 2011 and as Chief Executive Officer of WESCO from 1994 to 2009. WESCO is a leading North American-based distributor of products and provider of advanced supply chain management and logistics services used primarily in industrial, construction, utility, and commercial, institutional and government markets. From 1988 to 1993, Mr. Haley served as Chief Operating Officer, President and a director of American General Corporation, a diversified financial services company. In 2018, Mr. Haley retired as a director of Essendant Inc. (formerly United Stationers, Inc.), after 18 years of service. He was previously a director of BlueLinx Holdings Inc., from 2013 to 2016 and Non-Executive Chairman of the Board from 2014 to 2016. As a former CEO of a major distributor of industrial products, Mr. Haley brings extensive knowledge of the industrial and electrical distribution industries, the customer perspective and experience with distribution operations.

Margaret S. Laird, age 42. New Nominee

Ms. Laird has served as Chief Pricing Officer of Hitachi Vantara, a subsidiary of Hitachi, Ltd. that provides data-managing solutions to business enterprises, since January 2019. From 2005 until 2018, Ms. Laird was with Deloitte Consulting LLP in its Monitor Deloitte Strategy Practice, most recently as a Managing Director. The board identified Ms. Laird as a director nominee based on her deep experience with digital strategies and technologies, her expertise in sales and pricing, and the age and gender diversity she will bring to the board.

James L. Pokluda III, age 54. Director since 2012

President and Chief Executive Officer of the Company

Mr. Pokluda was appointed President in May 2011 and Chief Executive Officer in January 2012. From 2007 until 2011, he served as Vice President – Sales and Marketing. During his 31 years with the Company, Mr. Pokluda has a demonstrated history of substantial contributions to the Company including the construction and leadership of our long-term growth plan, implementation of the National Service Center, the commercialization of our private branded products, co-leadership of the initial public offering in 2006, follow-on offering in 2007 and acquisitions. Mr. Pokluda served on the Board of Directors of Houston Electrical League (HEL) for several years, is an affiliate member of the National Association of Electrical Distributors (NAED), and a graduate of the College of Engineering at Texas A&M University. In 2012, Mr. Pokluda completed the University of Chicago’s Booth School of Business Executive Education Advanced Management Program. As the only management representative on our board, and someone with experience in all aspects of our business, Mr. Pokluda provides an insider’s perspective in board discussions about our industry and the business and strategic direction of the Company.

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Robert L. Reymond, age 53. Director since August 2018

Independent Director

Mr. Reymond is currently the President of the Oil, Gas and Chemical Division and a member of the board of directors of Burns & McDonnell, a privately held full-service engineering, architecture, construction, environmental and consulting solutions firm, a role he has held since 2015. Prior to his current role, Mr. Reymond was the Senior Vice President and Manager of Projects, Oil, Gas and Chemical Division of Burns & McDonnell from 2012 to 2014. Prior to 2012, Mr. Reymond held various management level roles since joining Burns & McDonnell in 2002. Mr. Reymond’s extensive experience in engineering and construction provide knowledge and insights into two of the Company’s most significant markets.

Sandford W. Rothe, age 63. Director since November 2018

Independent Director

Mr. Rothe is a retired Partner of Deloitte LLP (“Deloitte”). Mr. Rothe joined Deloitte in 1977, became a partner in 1990 and was the Managing Partner of Deloitte’s Denver office from 2002 until his retirement in June 2018. At Deloitte he held various leadership positions and served clients across many industries, advising clients in the areas of strategy, new market development, mergers & acquisitions, operational efficiency, capital allocation and structure and enterprise IT Projects. He served as a National Facilitator for Deloitte’s executive transition labs, focused on the successful onboarding and integration of incoming C-Suite executives. He is a Certified Public Accountant in Colorado and Oklahoma. Mr. Rothe’s significant experience with financial and SEC reporting, internal controls and risk management strengthen the board’s capabilities in those areas.

William H. Sheffield, age 70. Director since 2006

Independent Director

Mr. Sheffield is a corporate director and serves on the boards of directors of Hydro One, Velan Inc., Burnbrae Farms Limited, Longview Aviation Capital and 4iiii Innovations. He previously served on the boards of Canada Post Corporation until 2018 and Ontario Power Generation Inc. until 2014. Mr. Sheffield served as Chief Executive Officer of Sappi Fine Paper from 2001 until 2003. He holds an MBA and a BSc, and is recognized as both a Governance Fellow and a Certified Professional Director by the National Association of Corporate Directors in the United States and the Institute of Corporate Directors in Canada. With his knowledge of complex issues surrounding global companies and his understanding of what makes businesses work effectively and efficiently, Mr. Sheffield provides valuable insight to our board and offers particular expertise in labor relations, critical end user markets and board governance issues.

G. Gary Yetman, age 64. Director since 2014

Independent Director

Mr. Yetman served as the Chief Executive Officer and President of Coleman Cable, Inc. from 1999 until his retirement following the sale of Coleman Cable in 2014. Prior to that, Mr. Yetman held various senior management positions with Coleman Cable’s predecessor and within the electrical industry. Mr. Yetman’s extensive experience and proven track record within the electrical wire and cable industry make him an excellent addition to our Board of Directors.

Board Recommendation and Stockholder Vote Required

The Board of Directors recommends a vote “FOR” the election of the nominees named above (Proposal No. 1 on the accompanying proxy card).

The seven nominees who receive the greatest number of votes will be elected directors.

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CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Company is committed to good corporate governance. We regularly review our policies and procedures, giving due consideration to current developments and “best practices.” We believe that we comply with all applicable SEC and Nasdaq rules and regulations, and we have adopted additional corporate governance practices that we believe are in the best interests of the Company and its stockholders.

Our commitment to good corporate governance can be seen through practices such as:

•	Annual election of directors

•	All independent directors, other than the CEO

•	Independent chairman of the board

•	Independent Audit, Compensation and Nomination and Corporate Governance Committees

•	Regular executive sessions of independent directors

•	Risk oversight by full board and committees

•	Regular board and committee self-evaluations

•	Annual advisory vote on executive compensation

•	Pay for performance philosophy

•	Commitment to diversity and inclusion in the boardroom and throughout the Company

•	Stock ownership guidelines for directors and executive officers

•	Prohibitions on hedging, short sales and other speculative transactions

•	Related Person Transaction Policy

•	Clawback policy for incentive compensation awards

These practices and policies are described in further detail below.

Board Composition

Our Board of Directors currently consists of seven directors. Each director is elected for a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the Board of Directors.

Board Leadership Structure and Risk Oversight

Since our IPO, the offices of Chairman and Chief Executive Officer of the Company have been held by different individuals. Our board is led by an independent Chairman, who since January 1, 2012, has been Mr. Sheffield. Our Chief Executive Officer, Mr. Pokluda, is the only member of the board who is not an independent director. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the board and strengthens the board’s independence from management. In addition, separating these roles allows Mr. Pokluda to focus his efforts on running our business and managing the Company in the best interests of our stockholders, while we are able to benefit from Mr. Sheffield’s experience as a member of other public company boards.

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities, and our board’s role is to engage in informed risk oversight. The Nominating and Corporate Governance Committee with the assistance of management compiled, prioritized and periodically updates a list of risks to which the Company could be subjected. It also identifies the significant risks, which are then reviewed by the board and assigned to one of the standing committees of the board for oversight. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

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•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•	the Audit Committee assists the board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•	through management updates and committee reports, the board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

Director Independence

The Board of Directors has determined that each person who served as a director in 2018, and each director nominee for 2019, except Mr. Pokluda, is “independent” under Nasdaq Listing Rule 5605(a)(2). Under Rule 5605(a)(2), a director is considered independent as long as he or she does not have a relationship with the Company or management which would interfere with the exercise of independent judgment in carrying out the director’s responsibilities. The Nasdaq Listing Rules also enumerate certain relationships which preclude a finding of independence and generally provide that an individual cannot be considered independent if, among other things, he or she is a current officer or other employee of the issuer or directly or indirectly receives certain significant payments from the issuer other than in his or her capacity as a director or board committee member.

Related Person Transaction Policy

The purpose of the Related Person Transaction Policy, as adopted by the Board of Directors, is to provide for the identification, review and consideration of transactions between the Company and any related person. “Related person” means anyone who is, or within the past year was, a director, nominee for director or executive officer of the Company or greater than five percent beneficial owner of the Company's voting securities or any member of their immediate families.

Under the policy, any related person transaction must be reviewed, considered, and approved or ratified by the Audit Committee of the Board of Directors directly or through the Chairman of the Audit Committee. The Policy applies to all related person transactions, even if the amount involved does not exceed the $120,000 threshold required for disclosure under the SEC rules. Review of a proposed related person transaction takes into consideration the purpose of, and the potential benefits to the Company from, the related person transaction, and the impact of the related person transaction on a director's independence in the event that the related person is a director or an immediate family member of a director. No member of the Audit Committee may participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The policy provides that the Company may undertake certain pre-approved related person transactions (e.g., transactions in which the related person's interest derives solely from his or her service as a director of another corporation or entity that is a party to the transaction) without further specific review, consideration and approval. The Company engaged in no related person transactions in 2018.

Board Meetings

The board met five times during 2018. Each person who was a director during 2018 attended at least 75% of the meetings of the board and of the committees on which he served during the period he was a director. Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of the current directors attended the 2018 annual meeting of stockholders, other than Messrs. Reymond and Rothe, who joined the Board in August 2018 and November 2018, respectively.

Executive Sessions

The Company’s Corporate Governance Guidelines require the independent directors to meet in executive session separate from management at least two times a year. The independent directors met in executive session three times during 2018.

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Committees Established by the Board of Directors

The board has three standing committees – the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee – and a fourth, non-standing committee, the Strategy & Operations Committee. Mr. Sheffield is currently a member and Chairman of the Nominating and Corporate Governance Committee and, as Chairman of the Board, attends all other committee meetings on an ex officio basis.

Audit Committee. The Audit Committee consists of Messrs. Campbell, Haley, Reymond and Rothe, each of whom is independent for purposes of Rules 5605(a)(2) and (c)(2) of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Mr. Campbell serves as the Chairman. Each of the Audit Committee members is financially literate as determined by our board in its business judgment. The board has also determined that Mr. Campbell is an “audit committee financial expert,” as such term is defined under the applicable SEC rules. Mr. Rothe is expected to assume the role of Chairman upon Mr. Campbell’s retirement.

The Audit Committee met four times in 2018. The Audit Committee operates under a charter approved by the Board of Directors, which can be found by accessing the “Investors” page of our website at http://ir.houwire.com and clicking on the “Corporate Governance” link. Copies of the charter will be sent to stockholders upon request.

The principal duties and responsibilities of the Audit Committee are to assist the board in its oversight of:

•	the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors.

Our Audit Committee is also responsible for:

•	maintaining free and open communication among the committee, the independent auditors and management of the Company;

•	reviewing and approving related person transactions; and

•	preparing the report required to be prepared pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

The Audit Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of counsel, accountants or other experts and advisors, as it deems necessary or appropriate. See “Report of the Audit Committee” on page 25.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. Campbell, Rothe, Sheffield and Yetman. Mr. Sheffield serves as the temporary Chairman and has waived the committee chair fee. The board has determined that all committee members are independent for purposes of Rule 5605(a)(2) of the Nasdaq Listing Rules.

The Nominating and Corporate Governance Committee met six times in 2018.  The Nominating and Corporate Governance Committee operates under a charter approved by the Board of Directors, which can be found by accessing the “Investors” page of our website at http://ir.houwire.com and clicking on the “Corporate Governance” link. Copies will be provided to stockholders upon request.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are to:

•	identify persons that the Committee believes are qualified to be directors of the Company and consider and evaluate other candidates for director brought to the attention of the Committee, including persons nominated by stockholders in accordance with the nomination procedures specified in the Company’s By-laws or otherwise recommended by stockholders;

•	recommend to the board (1) the nominees for election as directors at each annual meeting of stockholders or at any special meeting of stockholders at which directors are to be elected and (2) the persons to be appointed by the board to fill any vacancy on the board (including any vacancy resulting from an increase in the size of the board);

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•	review the committee structure of the board and the membership of the board committees, and recommend to the board nominees for appointment to each of the committees;

•	review and reassess, at least annually, the adequacy of the Company’s Corporate Governance Guidelines and recommend to the board for approval any changes that the Committee deems necessary or appropriate;

•	review any proposals properly submitted by stockholders for inclusion in the Company’s proxy statement and recommend to the board any action to be taken in response to such proposals; and

•	oversee the annual evaluation of the board.

In screening and recommending candidates as directors of the Company, the Nominating and Corporate Governance Committee considers the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in the Company’s business and such matters as the relevant business and industry experience, professional background, age, current employment, community service and other board service of candidates for directors, as well as the racial, ethnic and gender diversity of the board. The committee seeks to identify, as candidates for director, persons with a reputation for, and record of, integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders, and (3) are willing and able to make the necessary commitment of time and attention required for effective board service. The Nominating and Corporate Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by stockholders, using the same criteria as for other candidates.

The Nominating and Corporate Governance Committee has the authority to retain advisors, including a search firm to be used to identify director candidates. The Nominating and Corporate Governance Committee has the authority to approve the firm’s fees and other retention terms and to terminate any advisor. The Company will provide for appropriate funding, as determined by the Nominating and Corporate Governance Committee, for payment of compensation to any search firm or other advisors.

Stockholder Recommendations for Director Nominations. As noted above, the Nominating and Corporate Governance Committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. For information on how to nominate a person for election as a director at the 2020 annual meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2020 Annual Meeting.” The Nominating and Corporate Governance Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation.  Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of the board.

Compensation Committee. The Compensation Committee consists of Messrs. Campbell, Haley and Yetman. Mr. Yetman serves as the Chairman. The board has determined that all committee members are (1) independent for purposes of Rules 5605(a)(2) and (d)(2) of the Nasdaq Listing Rules, (2) “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and (3) “outside directors” as defined by Section 162(m) of the Internal Revenue Code.

The Compensation Committee met five times in 2018. The Compensation Committee operates under a charter approved by the Board of Directors and can be found by accessing the “Investors” page of our website at http://ir.houwire.com and clicking on the “Investors” link and then clicking on “Corporate Governance.” Copies of the charter will be sent to stockholders upon request.

The principal duties and responsibilities of the Compensation Committee are as follows:

•	make recommendations to the board with respect to the CEO’s compensation;

•	consider the Company’s performance and relative stockholder return, the value of similar incentive awards to the CEOs at comparable companies, and the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

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•	review the CEO’s recommendations on compensation of the executive officers of the Company and make recommendations to the board with respect thereto and with respect to the Company’s major compensation policies and practices;

•	administer and review the Company’s stock plans, including approving the number and distribution of awards under the 2017 Stock Plan; and

•	review and make recommendations to the board concerning management development and succession planning activities, including an appropriate successor in the event of the unexpected death, incapacity or resignation of the CEO.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate, provided the subcommittees are composed entirely of independent directors. The Compensation Committee also may retain a compensation consultant or other advisors to assist in the evaluation of CEO or executive officer compensation. The Compensation Committee has authority to approve the retention terms and terminate any such consulting firm. The Company will provide for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee.

The CEO may not be present during any deliberations on his compensation.

Strategy & Operations Committee. The Strategy & Operations Committee (previously named Budget, Planning and Strategy Committee) consists of Messrs. Haley, Pokluda, Reymond and Rothe. Mr. Haley serves as chairman. The duties and responsibility of the Strategy & Operations Committee are to develop an enhanced level of understanding of the Company’s planning process, assess the annual budgets, update the multi-year strategic plan and related multi-year financial targets and assist the board in overseeing risk management and business continuity.

The Strategy & Operations Committee met four times in 2018.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines encouraging each director and executive officer to invest in the Company’s common stock. The recommended level for an independent director is an amount equal to three times an independent director’s annual cash retainer, for the CEO is an amount equal to two times his base salary, and for the CFO is an amount equal to one time his base salary. The amount invested includes the grant date value of shares of restricted stock and restricted stock units. The recommended ownership level should be achieved within five years after becoming a director or executive officer. All of the current directors and executive officers either meet the ownership guidelines or are in the five-year grace period.

Transactions in the Company’s common stock by directors, officers and employees are subject to the Company’s Insider Trading Policy. In addition to fostering compliance with the prohibition on insider trading, that policy prohibits the Company’s directors, officers and employees from participating in aggressive or speculative transactions with respect to the Company’s stock, including short sales and hedging strategies.

Clawback Policy

The Board of Directors has adopted an Incentive Compensation Recoupment Policy entitling the Company to recover certain cash or equity based incentive compensation paid to officers (including the CEO and the CFO) in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, regardless of fault, or in the event of certain acts of misconduct by the officer. Recoupment covers any incentive compensation that is awarded or paid or that vests within 36 months preceding the date of the restatement or 36 months following the occurrence of the misconduct.

Communications with Directors

Stockholders may communicate any concerns they have regarding the Company, including recommendations of candidates for director, to the Board of Directors or to any member of the board via web form by accessing the “Investors” page of our website at http://ir.houwire.com and clicking on the “Corporate Governance” and “Contact the Board” links, through our Corporate Governance Hotline at 866-254-2275 or by writing to them at the following address:

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Houston Wire & Cable Company

Attention: [Board of Directors]/[Board Member]

c/o Chief Financial Officer

10201 North Loop East

Houston, TX  77029

Communications directed to the independent directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee, c/o Chief Financial Officer, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee may communicate those concerns to the Audit Committee or its Chairman, using the address indicated above.

The independent directors of the Company have unanimously approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to the Board of Directors. Any written communication regarding accounting, internal accounting controls, or other matters are processed in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct

The board has adopted a Code of Conduct, most recently updated in November 2018 and reviewed annually, a copy of which may be found by accessing the “Investors” page on our website at http://ir.houwire.com and clicking on the “Corporate Governance” link. Under the Code of Conduct, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including but not limited to the following:

•	Our directors, officers and employees are required to avoid situations in which their personal, family or financial interests conflict with those of the Company;

•	Our directors, officers and employees must refrain from engaging in any activities that compete with the Company, or which may compromise its interests;

•	Our directors, officers and employees must refrain from taking any business or investment opportunity discovered in the course of employment with or service to the Company that the director, officer or employee knows, or should have known or has reason to know, would benefit the Company; and

•	Our directors, officers and employees must comply with all applicable governmental laws, rules and regulations.

We are also committed to ensuring that all disclosures in reports and documents that the Company files with the SEC, as well as other public communications made by the Company, are full, fair, accurate, timely and understandable. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employees to obey the law. Any violation of applicable law or any deviation from the standards embodied in the Code of Conduct will result in appropriate corrective and disciplinary action, up to and including termination of employment.

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DIRECTOR COMPENSATION

Each non-employee member of the Board of Directors receives an annual cash retainer of $60,000, paid quarterly. The Chairman of the Board receives an additional fee of $50,000 per year, and the Chairmen of the Audit, Compensation, Nominating and Corporate Governance, and Strategy & Operations Committees receive additional annual fees of $12,000, $9,000, $6,000 and $9,000, respectively, also paid quarterly. There are no additional fees for meeting attendance. Mr. Pokluda does not receive any additional compensation for his service as a director. Mr. Sheffield, who currently serves as temporary Chairman of the Nominating and Corporate Governance Committee, has waived the chairman’s fee for that committee.

The Company has adopted the Nonemployee Directors’ Deferred Compensation Plan. This plan permits a nonemployee director of the Company to make an advance election to defer receipt of all or a portion of the board fees (including annual retainers for board service and additional retainers for service as Chairman or as a chair of a board committee) that are otherwise payable to the director for services performed during a calendar year. The deferred board fees are converted into stock units, based on the price of the Company’s common stock on the date the fees would otherwise be paid to the director, and credited to a stock unit account, which is credited with dividend equivalents to the extent applicable. The stock unit account is distributed in shares of common stock on the date previously elected by the director (or, if no date is elected, on the January 31 following the date the director’s board service ends), or upon a change in control of the Company, if earlier.

In addition, following election or reelection to the board, each non-employee director receives a grant of restricted stock units having a fair market value of $60,000, based on the price of the Company’s common stock on the date of grant. The restricted stock units vest on the date of the Company’s annual meeting of stockholders the following year and are settled in shares of common stock when the director’s service on the board terminates for any reason. Any dividends declared on the common stock during the term of the restricted stock units will be accrued and paid to the director when the restricted stock units are settled.

We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors. The Nominating and Corporate Governance Committee has adopted a policy encouraging each director to devote at least one day each year to director education, and we pay for the cost of attending continuing education programs, up to $5,000 per director per year. Perquisites paid or provided to individual directors in 2018 were significantly less than the SEC’s minimum threshold for disclosure ($10,000).

The following table sets forth all compensation paid to each of our non-employee directors in 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Michael T. Campbell	72,000	60,000	132,000
Roy W. Haley	69,000	60,000	129,000
Robert L. Reymond (3)	35,000	55,000	90,000
Sandford W. Rothe (4)	15,000	30,000	45,000
Mark A. Ruelle (5)	16,500	-	16,500
William H. Sheffield	110,000	60,000	170,000
G. Gary Yetman	69,000	60,000	129,000

(1)	Includes amounts deferred under the Nonemployee Directors’ Deferred Compensation Plan.

(2)	This column shows the aggregate grant date fair value of the restricted stock unit awards granted on May 8, 2018 (or August 3, 2018 and November 6, 2018, for Messrs. Reymond and Rothe, respectively) based on the closing price of the Company’s common stock on the date of grant, in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718.

(3)	Mr. Reymond was appointed as a director on August 3, 2018.

(4)	Mr. Rothe was appointed as a director on November 6, 2018.

(5)	Mr. Ruelle retired from the Board on May 8, 2018.

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The following table sets forth the aggregate number of stock options and restricted stock units granted under the Company’s stock plans for each of our non-employee directors outstanding as of December 31, 2018. For information regarding Mr. Pokluda’s outstanding equity awards, see the 2018 Outstanding Equity Awards at Fiscal Year End table on page 21.

Name	Stock Options	Restricted Stock Units
Michael T. Campbell	10,000	44,737
Roy W. Haley	-	15,496
Robert L. Reymond	-	6,667
Sandford W. Rothe	-	4,950
William H. Sheffield	10,000	44,737
G. Gary Yetman	-	31,608

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related notes set forth information concerning the compensation paid to our President and Chief Executive Officer and our Chief Financial Officer for fiscal years 2018 and 2017. Because our President and Chief Executive Officer and our Chief Financial Officer are our only executive officers, the following compensation disclosures have been limited to those individuals. We collectively refer to these executive officers throughout this section as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

James L. Pokluda III,	2018	514,712	-	300,000		556,563	20,661	1,391,936
President & Chief Executive Officer	2017	498,847	-	1,350,000	(6)	537,548	14,075	2,400,470

Christopher M. Micklas,	2018	207,692	62,308	275,000		33,407	7,696	586,103
Chief Financial Officer (beginning April 16, 2018)

Nicol G. Graham,	2018	85,720	-	-		-	251,558	337,278
Chief Financial Officer (through April 16, 2018)	2017	254,024	-	-		107,241	13,727	374,992

(1)	The annual salary rates for 2018 were $515,000 for Mr. Pokluda, $300,000 for Mr. Micklas and $254,166 for Mr. Graham.

(2)	This column reflects the portion of Mr. Micklas’s 2018 bonus that was guaranteed under his offer letter.

(3)	This column shows the aggregate grant date fair value of the shares of restricted stock under the 2017 Plan computed in accordance with FASB ASC Topic 718. Annual awards were granted on December 4, 2018, and Mr. Pokluda received 48,387 shares and Mr. Micklas received 12,097 shares. Pursuant to his offer letter, Mr. Micklas received 26,144 shares on May 8, 2018. All awards were subject to time-based vesting. See note 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions made in the valuation of these awards.

(4)	For Mr. Pokluda, reflects the performance based annual bonus earned pursuant to his employment agreement, and for Mr. Micklas reflects the excess of the performance based bonus earned pursuant to the Company’s Senior Management Bonus Program over the portion of his bonus guaranteed in his offer letter. Mr. Graham was not eligible for a bonus due to his retirement. See “2018 Annual Incentive Programs” below for a discussion of Mr. Pokluda’s 2018 annual bonus arrangement and the 2018 Senior Management Bonus Program.

(5)	All Other Compensation reported for Mr. Pokluda for 2018 represents a matching contribution by the Company to our 401(k) Plan of $2,650; group term life and long-term disability insurance premiums of $1,726; and personal use of an automobile of $16,285. All Other Compensation reported for Mr. Micklas for 2018 represents a matching contribution by the Company to our 401(k) Plan of $577; group term life and long-term disability insurance premiums of $889; and automobile allowance of $6,230. All Other Compensation reported for Mr. Graham for 2018 represents a matching contribution by the Company to our 401(k) Plan of $1,659; group term life and long-term disability insurance premiums of $1,228; personal use of an automobile of $1,474; consulting fees of $169,444, the value of accelerated vesting of restricted stock awards of $67,992, and partial reimbursement of COBRA premiums of $9,761.

(6)	Includes a performance stock unit award valued at $600,000 granted in December 2017 with respect to Mr. Pokluda’s long-term incentive compensation for 2018. The performance stock unit award that is part of Mr. Pokluda’s long-term incentive compensation for 2019 was granted in the first quarter of 2019.

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Employment Agreements

James L. Pokluda III

On March 24, 2017, the Company and Mr. Pokluda entered into a second amended and restated employment agreement that (i) extended the term through December 31, 2018 (with automatic one-year extensions thereafter), (ii) increased his base salary to $500,000 and annual incentive opportunity to a target of 80% of salary and (iii) provided for immediate vesting of any unvested restricted stock awards and performance stock unit awards granted as of January 31, 2017 in the event of a termination by the Company without cause, termination by Mr. Pokluda for good reason, or termination due to death or disability. The other material terms of the employment agreement remained unchanged.

Mr. Pokluda will be entitled to receive as severance the payments described under “Potential Payments upon Termination of Employment or Change in Control of the Company” below. The agreement limits Mr. Pokluda’s ability to compete with the Company for a period of one year following the termination of his employment for any reason or two years if he is receiving severance benefits due to a qualifying termination prior to a change in control.

Christopher M. Micklas

Mr. Micklas joined the Company as Chief Financial Officer on April 16, 2018. Pursuant to his offer letter from the Company, for 2018, Mr. Micklas received an annual base salary of $300,000, a maximum annual cash bonus opportunity under the Company’s Senior Management Bonus Program of 50% of base salary, subject to the attainment of certain performance goals (with a guaranteed minimum bonus for 2018 of 30% of base salary from his date of hire) and a one-time award of restricted stock units with a grant date value equal to the value of Company common stock Mr. Micklas commits to purchase with his own funds, up to a maximum of $200,000. Mr. Micklas is entitled to participate in the Company’s Stock Plan and vacation and benefit plans on the same terms as other members of senior management.

Mr. Micklas will be entitled to receive as severance the payments described under “Potential Payments upon Termination of Employment or Change in Control of the Company” below.

Nicol G. Graham

In connection with Mr. Graham’s retirement on April 16, 2018, he entered into a retirement and consulting agreement with the Company, pursuant to which he serves as a consultant, providing transitional support and financial, accounting and other services, to the Company for a period of one year ending April 15, 2019. The agreement provides for a consulting fee of $21,180.53 per month (which is equal to his base salary in effect prior to retirement), immediate vesting of all unvested shares of restricted stock, reimbursement of the differential between the COBRA cost for continuation benefits and the amount currently paid by Mr. Graham for medical and dental insurance benefits and continued use of a Company car and fuel card during the consulting period. Mr. Graham continues to be bound by the Company’s Insider Trading Policy and by the noncompetition, confidentiality and intellectual property provisions of his prior employment agreement, and is obligated to refrain from engaging in business activity in competition with the Company’s businesses for a period of one year following the end of the consulting period.

2018 Annual Incentive Programs

Under Mr. Pokluda’s employment agreement, Mr. Pokluda has a target bonus of 80% of his base salary and can earn an annual bonus of up to 120% of his base salary based on achievement of one or more performance targets for the fiscal year that are agreed to by the Board of Directors (or Compensation Committee) and Mr. Pokluda and consistent with the Company’s annual business plan. For 2018, the Compensation Committee selected three performance measures: (1) EBITDA (net income, plus interest expense, income tax provision, depreciation and amortization), (2) gross margin from sales of targeted products (“Strategic Sales Margin”) and (3) Working Capital Efficiency, weighted 60%, 20% and 20%, respectively. There were three benchmarks (threshold, target and maximum) for each of the three performance measures. Performance between any of the benchmarks is adjusted on a straight-line basis.

For 2018, Mr. Micklas and all other members of senior management (other than Mr. Pokluda) participated in our Senior Management Bonus Program, provided that Mr. Micklas was guaranteed a minimum bonus for 2018 equal to 30% of his base salary. Under that Program, each participant could earn an annual bonus of up to 50% of his or her base salary based on achievement of benchmarks with respect to the same three performance measures of EBITDA, Strategic Sales Margin and Working Capital Efficiency established for purposes of Mr. Pokluda’s annual incentive compensation.

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Under the Program, all bonuses are paid the year following the year for which performance is being measured, after receipt of (and subject to) the audit of the financial statements for the relevant year. No award is payable under the Program to any participant whose employment terminates prior to the time the bonus is paid; as a result, Mr. Graham received no bonus for 2018. In all cases, the payment is at the discretion of the Compensation Committee, and the Compensation Committee retains the right to terminate a participant’s participation in the bonus program at any time, in which case no bonus will be paid.

The annual cash bonus opportunities for 2018 at the threshold, target and maximum levels for Mr. Pokluda and Mr. Micklas are as follows:

	Threshold				Target				Maximum
Named Executive Officer	$ Amount		% of Base Salary		$ Amount (1)		% of Base Salary		$ Amount (1)	% of Base Salary
James L. Pokluda III	206,000		40		412,000		80		618,000	120
Christopher M. Micklas	-	(2)		(2)	-	(2)		(2)	112,500	50

(1)	For Mr. Micklas, salary is prorated from April 16, 2018.

(2)	Per his offer letter, Mr. Micklas was guaranteed a minimum bonus equal to 30% of salary for 2018. This exceeds the amounts payable at the Threshold and Target levels under the 2018 Senior Management Bonus Program.

Our actual performance in 2018 compared to the target and maximum levels was:

Performance Goal ($ in millions)	Target	Maximum	Actual
EBITDA	$14.25	$18.0	$16.1
Strategic Sales Margin	$9.7	$10.4	$11.7
Working Capital Efficiency	0.94	0.93	0.91

Based on the above performance the target amounts and actual bonus amounts earned for Mr. Pokluda and Mr. Micklas are shown in the table below:

Named Executive Officer	Target Bonus		Actual Bonus
James L. Pokluda III	$412,000		$556,561
Christopher M. Micklas	-	(1)	$95,715

(1)	Mr. Micklas was guaranteed a minimum bonus of $62,308 for 2018.

401(k) Plan

The Company sponsors the Houston Wire & Cable Company Employee Savings Plan, which is a tax-qualified retirement plan that covers most employees, including the named executive officers. A participant can elect to defer a percentage of his or her compensation, up to a maximum in 2018 of $18,500, or $24,500 if age 50 or over, and the Company will make a matching contribution equal to 100% of the first 1% of the participant’s deferral contributions. Participants vest in the matching contribution accounts at a rate equal to 20% for each year of service, subject to full vesting upon age 65, death or disability.

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2018 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for Mr. Pokluda and Mr. Micklas with respect to unexercised options to purchase common stock that remained outstanding and shares of restricted stock, restricted stock units and performance stock units that remained unvested at December 31, 2018. Mr. Graham had no outstanding equity awards as of that date. The Company’s executive officers currently do not have any other outstanding stock awards.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)

James L. Pokluda III	64,330	0	14.11	12/20/2021	106,617	(1)	539,482	86,154	435,939
	8,580	0	14.11	12/20/2021
	5,000	0	12.03	12/14/2020

Christopher Micklas					38,241	(2)	193,499

(1)	These shares vest in installments of 7,462 shares on December 19, 2019, 19,999 shares on December 19, 2019, 16,129 shares on each December 4, 2019, 2020, and 2021, 15,385 shares on December 11, 2019 and 15,384 on December 11, 2020.

(2)	These shares vest in installments of 4,033 on December 4, 2019 and 4,032 shares on each of December 4, 2020 and 2021, 8,715 shares on each of May 8, 2019 and 2020 and 8,714 shares on May 8, 2021.

(3)	The market value of the stock awards was determined using the closing price of the Company’s common stock on December 31, 2018 ($5.06 per share).

(4)	Of these shares, 40,000 vest on December 31, 2019 and 46,154 vest on December 31, 2020, in each case as adjusted based on the level of attainment of the performance goals.

Potential Payments upon Termination of Employment or Change in Control of the Company

The Company provides certain benefits upon his termination of employment from the Company. These benefits are in addition to the benefits to which the executive officers would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits are described below.

Employment Agreement with Mr. Pokluda

The Company’s employment agreement with Mr. Pokluda provides the following severance benefits:

Termination Prior to a Change in Control. If prior to a Change in Control (as defined in Mr. Pokluda’s employment agreement) Mr. Pokluda’s employment is terminated by the Company without Cause, Mr. Pokluda terminates his employment for Good Reason, or his employment terminates due to Disability, he is entitled to (i) continued payment of then current base salary for 24 months, (ii) two payments, each equal to the amount of his incentive bonus for the most recently completed fiscal year, paid when incentive bonuses are paid to other executives for the year in which the termination occurs and the following year, (iii) continued participation in the Company’s health plan for 36 months (provided that COBRA is elected) with the premiums for the first 18 months at active employee rates, and (iv) immediate vesting of any unvested equity awards granted as of January 31, 2017, which as of December 31, 2018 would include (a) the balance of the shares of restricted stock granted on December 19, 2016, which are scheduled to vest on December 19, 2019, (b) the balance of the shares of restricted stock granted on January 30, 2017, which are scheduled to vest on December 19, 2019, and (c) the performance stock unit award granted on January 31, 2017, which is scheduled to vest at the end of the performance period on December 31, 2019 (the “Subject Awards”), provided that the number of performance stock units payable pursuant to the Subject Award described in (c) shall be determined at the end of the performance period as if Mr. Pokluda’s employment had continued through such date. Other outstanding equity awards will vest pursuant to the terms of the 2017 Stock Plan.

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Termination Following a Change in Control. If within two years following a Change in Control (as defined in the 2017 Stock Plan) Mr. Pokluda’s employment is terminated by the Company without Cause (other than for Disability) or Mr. Pokluda terminates his employment for Good Reason, he is entitled to the same benefits as in the case of termination prior to a Change in Control, except that the 24 months of base salary and two years of incentive bonuses are payable in a lump sum within ten days after termination. If any excise tax under Section 280G of the Code would be triggered by the benefits paid to Mr. Pokluda, and the net after-tax value of the benefits is less than the net after-tax value of the benefits reduced so that no excise tax is payable, then the benefits will be reduced accordingly.

Termination Due to Death. If Mr. Pokluda’s employment is terminated due to his death, his estate will be entitled to a pro rata portion of the bonus payable for the year of termination had he remained employed through the end of the year, and his surviving spouse and dependents can elect continued participation in the Company’s health plan for 36 months (provided that COBRA is elected) with the premiums for the first 18 months at active employee rates. The Subject Awards will vest as described above, and other outstanding equity awards will vest pursuant to the terms of the 2017 Stock Plan.

In each case, benefits are conditioned on the execution of a release of claims, and Mr. Pokluda is subject to a two-year non-compete restriction.

The terms “Cause,” “Disability” and “for Good Reason” are defined as follows:

“Cause” means (i) a material neglect by Mr. Pokluda of his assigned duties, which includes any failure to follow the written direction of the board or to comply with the Company’s code of ethics or written policies, or repeated refusal by Mr. Pokluda to perform his assigned duties, in each case other than by reason of disability, which continues for 30 days following receipt of written notice from the board; (ii) the commission by Mr. Pokluda of any act of fraud or embezzlement against Company or any of its affiliates or the commission of any felony or act involving dishonesty; (iii) the commission by Mr. Pokluda of any act of moral turpitude which actually causes financial harm to the Company or any of its affiliates; (iv) a material breach by Mr. Pokluda of the confidentiality provisions of the employment agreement or any other confidentiality or non-disclosure agreement of Mr. Pokluda with the Company; or (v) Mr. Pokluda’s commencement of employment with another company while he is an employee of the Company without the prior consent of the board.

“Disability” means, in the sole judgment of the board, Mr. Pokluda’s inability to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Good Reason” means voluntary termination of the employment agreement by Mr. Pokluda if, without the prior consent of Mr. Pokluda: (a) the Company shall relocate its principal executive offices to a location outside the Houston, Texas metropolitan area; (b) there is a material reduction by the Company in Mr. Pokluda’s responsibilities, duties, authority, title or reporting relationship; or (c) the Company materially reduces Mr. Pokluda’s base salary or takes action that adversely affects Mr. Pokluda’s participation in, or materially reduces Mr. Pokluda’s benefit under, any benefit plan of the Company in which Mr. Pokluda is participating; provided, however, that termination for Good Reason by Mr. Pokluda shall not be permitted unless (x) Mr. Pokluda has given the Company at least 30 days’ prior written notice that he has a basis for a termination for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (y) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period.

Offer Letter with Mr. Micklas

The Company’s offer letter to Mr. Micklas provides the following severance benefits:

Termination Following a Change in Control. If within two years following a Change in Control (as defined in the 2017 Stock Plan), Mr. Micklas’ employment is terminated by the Company without Cause or Mr. Micklas terminates is employment for Good Reason, he is entitled to a lump sum payment equal to the sum of one year of base salary then in effect and one times the amount of the annual bonus paid to him for the most recently completed fiscal year.  The terms “Cause” and “Good Reason” are defined as follows:

“Cause” means (i) a material neglect by Mr. Micklas of his assigned duties (for other than disability) that continues for 30 days following receipt of written notice from the Board, (ii)  the commission by Mr. Micklas of fraud or embezzlement against the Company or its affiliates or the commission of any felony or act involving dishonesty, (iii) a breach by Mr. Micklas of the Company’s code of ethics, written policy, the Non-Compete Agreement or any non-disclosure or confidentiality agreement between him and the Company, or (iv) Mr. Micklas’ commencement of employment with another company while still an employee of the Company without the prior consent of the Board.

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“Good Reason” means (i) the relocation of the Company’s principal executive offices to outside the Houston, Texas metropolitan area, (ii) a material reduction in Mr. Micklas’ responsibilities, duties, authority, position, title or reporting relationship (other than a reduction or loss resulting from the Company no longer being publicly owned), or (iii) a material reduction in Mr. Micklas’ then current base salary or cash bonus opportunity, provided that in each case Mr. Micklas’ first gives the Company written notice of his basis for a Good Reason termination and the Company does not remedy the circumstances within 30 days following receipt of such notice.

Stock Plans

The 2006 Stock Plan, as amended, provides that with respect to grants made after February 2014, the Compensation Committee has the discretion to determine how awards are to be treated upon a Change in Control, provided that if the awards are assumed by the acquiring entity, the vesting provisions continue and the Compensation Committee has the discretion to accelerate vesting only if there is a subsequent termination of employment. Mr. Pokluda’s January 30, 2017 performance stock units and restricted stock award agreements provide that if the awards are not assumed by the acquiring entity they will fully vest on a Change in Control. The 2017 Stock Plan contains the same Change in Control language as the amended 2006 Stock Plan. The award agreements under the 2017 Stock Plan provide that if the awards are not assumed by the acquiring entity they will fully vest on a Change in Control. These award agreements also provide that upon termination of employment due to death or disability, a pro rata portion of restricted stock units, and the target number of performance stock units, will vest.

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer pursuant to the arrangements described above, assuming a qualifying termination of employment and/or Change in Control occurred on December 31, 2018.

Name	Salary ($)	Bonus ($)	Accelerated Vesting of Options (1) ($)	Accelerated Vesting of Restricted Stock/Units (2) ($)		Continued Health Coverage ($)
James L. Pokluda III
Prior to change in control	1,030,000	1,113,126	-	341,353	(3)	35,355
On or after change in control	1,030,000	1,113,126	-	341,353	(3)(4)	35,355
Christopher M. Micklas
Prior to a change in control	-	-	-	193,408	(5)	-
On or after a change in control	300,000	95,715	-	193,408	(6)	-

(1)	As of December 31, 2018, Mr. Pokluda and Mr. Micklas had no unvested stock options.

(2)	Based on the closing price of the Company’s stock at December 31, 2018.

(3)	Reflects accelerated vesting of (i) the Subject Awards if termination of employment is by the Company for other than Cause, by Mr. Pokluda for Good Reason, or due to death or Disability and (ii) a prorata portion of the December 2017 performance stock unit award, if termination is due to death or Disability.

(4)	Reflects accelerated vesting of (i) the Subject Awards if termination of employment is by the Company for other than Cause (other than Disability), by Mr. Pokluda for Good Reason, or due to death and (ii) all remaining awards, which consist of the December 1, 2017 performance stock unit and restricted stock unit awards. The December 1, 2017 performance stock unit and restricted stock unit awards are included based on the assumption that the awards would not be assumed by the acquiring entity.

(5)	Reflects accelerated vesting of a prorata portion of the restricted stock awards upon termination of employment due to death or disability.

(6)	Reflects accelerated vesting of restricted stock awards based on the assumption that the awards would not be assumed by the acquiring entity.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 with respect to our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	636,555	$7.84	627,283
Equity compensation plans not approved by security holders	-	-	-
Total	636,555	$7.84	627,283

(1)	Amounts shown in this row relate solely to stock options, restricted stock units and performance stock units granted under the 2006 Stock Plan, which expired in May 2017. This row excludes shares of restricted stock granted under the 2006 Stock Plan and the 2017 Stock Plan, which were granted at no cost to the recipients.

(2)	Weighted-average exercise price of outstanding stock options. The performance stock units and restricted stock units have no exercise price.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board is responsible for providing oversight of our accounting and financial reporting functions. The board appoints the Audit Committee annually, with the committee consisting of at least three directors. The Audit Committee operates under a formal charter, which is available by accessing the “Investors” page on the Company’s website at http://ir.houwire.com and clicking on the “Corporate Governance” link. The Audit Committee charter sets forth in detail, the duties and responsibilities of the Audit Committee.

The Audit Committee relies on the expertise and knowledge of management and Ernst & Young LLP, the Company’s independent registered public accounting firm, in carrying out its oversight responsibilities. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP is responsible for auditing those financial statements and issuing a report thereon.

The Audit Committee reviewed and discussed with management and Ernst & Young LLP the quarterly financial statements for each quarter during the year ended December 31, 2018 and the audited financial statements of the Company for the year ended December 31, 2018. The Audit Committee also reviewed and discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee received the written independence disclosures and the letter from Ernst & Young LLP that are required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The disclosures described the relationships and fee arrangements between Ernst & Young LLP and the Company. Consistent with the applicable requirements of the PCAOB and the rules and regulations of the SEC, the Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the fiscal year ended December 31, 2018 is compatible with maintaining Ernst & Young LLP’s independence and has discussed with Ernst & Young LLP the firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young LLP, the Audit Committee, exercising its business judgment, recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Michael T. Campbell, Chairman
Roy W. Haley
Robert L. Reymond
Sandford W. Rothe

Dated: March 12, 2019

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PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

•	Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Forms 10-Q, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

•	Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The table below summarizes the fees billed by our independent registered public accounting firm, Ernst & Young LLP, for the audit of our annual financial statements for the fiscal years ended December 31, 2018 and 2017 and fees billed for other services rendered by Ernst & Young LLP during those periods.

Year	Audit Fees (1)	Audit-Related Fees	Tax Fees (2)	All Other Fees	Total
2018	$435,000	$63,500	$75,350	$—	$573,850
2017	$448,000	$124,000	$67,025	$—	$639,025

(1)	Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements (including services related to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and the reviews of the interim financial statements included in our Forms 10-Q.

(2)	Tax fees represent professional services related to tax compliance.

For the fiscal year ended December 31, 2018, none of the Audit-Related Fees, Tax Fees or Other Fees were approved in accordance with the exceptions to the pre-approval requirements set forth in 16 CFR 210.2-01(c)(7)(i)(C).

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PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 is not required.  However, the Board of Directors is submitting the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection.  If the stockholders fail to ratify Ernst & Young LLP as the independent registered public accounting firm, the Audit Committee will reassess its appointment.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.  Representatives of Ernst & Young LLP are expected to be at the annual meeting of stockholders and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Board Recommendation and Stockholder Vote Required

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 2 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

The Compensation Committee's goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its stockholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon the Company's achievement of specified financial goals and the performance of the Company's shares on a long-term basis.

Stockholders are urged to read the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2018.

In accordance with Rule 14a-21 under the Securities Exchange Act of 1934 and as a matter of good corporate governance, stockholders will be asked at the 2019 annual meeting of stockholders to approve the following advisory resolution:

RESOLVED, that the stockholders of Houston Wire & Cable Company approve, on an advisory basis, the compensation of the Company's named executive officers described in the Executive Compensation section of the Proxy Statement and disclosed in the 2018 Summary Compensation Table and related compensation tables and narrative disclosure included in the Proxy Statement.

This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is not binding on the board. Although non-binding, the board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Board Recommendation and Stockholder Vote Required

The Board of Directors recommends a vote “FOR” the advisory approval of the Company’s executive compensation (Proposal No. 3 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval.

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ANNUAL REPORT TO STOCKHOLDERS

We have enclosed our 2018 annual report to stockholders with this proxy statement. The annual report includes our annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. The annual report on Form 10-K contains our audited financial statements, along with other financial information about us. We urge you to read these documents carefully.

You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the “Financials & Filings” page of our website at http://ir.houwire.com and clicking on the “SEC Filings” link;

•	writing to: Houston Wire & Cable Company — Chief Financial Officer 10201 North Loop East Houston, Texas 77029; or

•	telephoning us at: (713) 609-2200.

You can also obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2020 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by us in accordance with the proxy rules.  In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2020 annual meeting of stockholders, that proposal must be received at our corporate headquarters, 10201 North Loop East, Houston, Texas 77029 (Attention: Chief Financial Officer), no later than November 28, 2019.

Our certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.  Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our Board of Directors or by our chief executive officer or the chairman of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting and upon giving of notice and provided that the stockholder has given to our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.  Specifically, our bylaws provide the following procedure in order that business may properly come before the stockholders at the annual meeting.  Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company.  Such notice must be given no earlier than January 8, 2020 and no later than February 7, 2020.  In addition, the following information must be provided in the written notice: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (3) the class and number of shares of common stock that are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business and (5) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If the stockholder proposes to nominate a person as a director, the written notice must be given no earlier than January 8, 2020 and no later than February 7, 2020 and must set forth the following information as to each proposed nominee: (1) the name, age, business address and, if known, residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the number of shares of common stock which are beneficially owned by such nominee, and (4) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to be named as a nominee and to serve as a director if elected.  As to the stockholder giving the notice, the following information is required: (1) the name and address, as they appear on the Company’s books, of such stockholder and (2) the number of shares of common stock beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

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GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the SEC. Officers, directors and stockholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely upon a review of Forms 3 and 4 and any amendments furnished to us, we believe that our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements for the fiscal year ended December 31, 2018, and that such filings were timely, except for the following late filings: (1) the Form 3 reporting the appointment of Christopher M. Micklas as Chief Financial Officer on April 16, 2018 was filed on May 1, 2018; (2) the Form 4 reporting the award of 817 stock units to William H. Sheffield on May 8, 2018 was filed on May 16, 2018, and the Form 4 reporting the award of 791 stock units to Mr. Sheffield on August 3, 2018 was filed on August 20, 2018; (3) the Form 4 reporting the award of 2,255 stock units to Roy W. Haley on May 8, 2018 was filed on May 16, 2018, and the Form 4 reporting the award of 2,183 stock units to Mr. Haley on August 3, 2018 was filed on August 20, 2018; (4) the Form 4 reporting the purchase of 1,851 shares by G. Gary Yetman on May 24, 2018 was filed on March 25, 2019; and (5) the Form 3 reporting the appointment of Robert L. Reymond as a director on June 1, 2018 and the Form 4 reporting the award of 6,667 restricted stock units to Mr. Reymond on June 1, 2018 were both filed on June 20, 2018.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be the responsibility of the Company.  In addition to the use of mailings, proxies may be solicited by personal interview, telephone and by our directors, officers and regular employees without special compensation therefor.  We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Our board does not know of any other matters that are to be presented for action at the 2019 annual meeting of stockholders.  Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher M. Micklas
Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: March 27, 2019

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